Morgan Stanley Universal Institutional Funds,
Inc. - Small Company Growth Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:  New Relic Inc.
Purchase/Trade Date:	  12/11/2014
Offering Price of Shares: $23.000
Total Amount of Offering: 5,000,000
Amount Purchased by Fund: 765
Percentage of Offering Purchased by Fund:
0.015
Percentage of Fund's Total Assets: 0.11
Brokers:  Morgan Stanley & Co. LLC, J.P.
Morgan Securities LLC, Allen & Company
LLC, UBS Securities LLC, JMP Securities LLC,
Raymond James & Associates, Inc.
Purchased from: JP Morgan
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.